Exhibit 10(ii)

U.S. Employees

Archer-Daniels-Midland Company
2009 Incentive Compensation Plan

Restricted Stock Unit Award Terms and Conditions*

These Terms and Conditions are part of a Restricted Stock Unit Award Agreement (the “Agreement”) that governs a Restricted Stock Unit Award made to you as an employee of Archer-Daniels-Midland Company (the “Company”) or one of its Affiliates pursuant to the terms of the Company’s 2009 Incentive Compensation Plan, as amended (the “Plan”).  The Agreement consists of a notice of Restricted Stock Unit Award that has been provided to you (the “Notice”), these Terms and Conditions and the applicable terms of the Plan which are incorporated into the Agreement by reference, including the definitions of capitalized terms contained in the Plan.

Section 1.                      Grant of Restricted Stock Unit Award.  The grant of this Restricted Stock Unit Award to you is effective as of the Date of Grant specified in the Notice.  This Restricted Stock Unit Award provides you the number of Restricted Stock Units specified in the Notice, each such Restricted Stock Unit representing the right to receive one share of the Company’s common stock.

Section 2.                      Rights of the Recipient.

(a)           No Shareholder Rights.  The Restricted Stock Units granted pursuant to this Award do not entitle you to any rights of a shareholder of the Company’s common stock.  Your rights with respect to the Restricted Stock Units shall remain forfeitable at all times by you until satisfaction of the vesting conditions set forth in Section 3.

(b)           Restrictions on Transfer.  You shall not be entitled to transfer, sell, pledge, alienate, hypothecate or assign the Restricted Stock Units or this Award, except that in the event of your death, your estate shall be entitled to the Shares represented by the Restricted Stock Units.  Any attempt to otherwise transfer the Restricted Stock Units or this Award shall be void.  All rights with respect to the Restricted Stock Units and this Award shall be available only to you during your lifetime, and thereafter to your estate.

(c)            Dividend Equivalents.  As of each date that the Company pays a cash dividend to the holders of its common stock generally, the Company shall pay you an amount equal to the per share cash dividend paid by the Company on its common stock on that date multiplied by the number of Restricted Stock Units credited to you under this Award as of the related dividend payment record date.  No such dividend equivalent payment shall be made with respect to any Restricted Stock Units which, as of such record date, have either been settled as provided in Section 4 or forfeited pursuant to Sections 5 or 6.  Any such payment shall be made as soon as practicable after the related dividend payment date, but no later than the later of (i) the end of the calendar year in which the dividend payment date occurs, or (ii) the 15th day of the third calendar month after the dividend payment date.

Section 3.                      Vesting.  Subject to the provisions of Sections 5 and 6, your right to receive Shares pursuant to this Award shall vest in full on the earliest to occur of the following (the “Vesting Date”):

(i)	the scheduled vesting date specified in the Notice,

________________________

* When distributed to grantees, these Terms and Conditions are accompanied by an electronic notice specifying the size of and vesting date for the award.

(ii)	a Change in Control of the Company (as defined in the Plan after giving effect to the proviso regarding Code Section 409A at the end of that definition), or

(iii)	your death.

Section 4.                      Settlement of Restricted Stock Units.  Subject to the provisions of Section 6, after any Restricted Stock Units vest pursuant to Section 3, the Company shall cause to be issued to you, or to your estate in the event of your death, one share of its common stock in payment and settlement of each vested Restricted Stock Unit.  Such issuance shall occur on or before the later of (i) the end of the calendar year in which the Vesting Date occurs, or (ii) the 15th day of the third calendar month after the Vesting Date, and you shall have no power to affect the timing of such issuance.  Such issuance shall be evidenced by a stock certificate or appropriate entry on the books of the Company or a duly authorized transfer agent of the Company, shall be subject to the tax withholding provisions of Section 7, and shall be in complete satisfaction of such vested Restricted Stock Units.  If the Restricted Stock Units that vest include a fractional Restricted Stock Unit, the Company shall round the number of vested Restricted Stock Units to the nearest whole unit prior to issuance of Shares as provided herein.  If the ownership of or issuance of Shares to you as provided herein is not feasible due to applicable exchange controls, securities or tax laws or other provisions of applicable law, as determined by the Committee in its sole discretion, you or your legal representative shall receive cash proceeds in an amount equal to the Fair Market Value (as of the Vesting Date) of the Shares otherwise issuable to you, net of any amount required to satisfy withholding tax obligations as provided in Section 7.

Section 5.                      Effect of Termination of Service.  If you cease to be an Employee prior to the Vesting Date other than as a result of your death, Retirement or Disability, you shall forfeit the Restricted Stock Units.  If you cease to be an Employee as a result of death, then your right to receive Shares shall fully vest and the Company shall settle such Restricted Stock Units pursuant to Section 4.   If you cease to be an Employee as a result of Retirement or Disability, then subject to the forfeiture conditions of Section 6, your right to receive Shares pursuant to this Award shall continue to vest in accordance with Section 3.

Section 6.                      Forfeiture of Award and Compensation Recovery.

(a)           Forfeiture Conditions.  Notwithstanding anything to the contrary in this Agreement, if you cease to be an Employee because your employment is terminated for “cause” (as defined in paragraph (b) below), or if, during the term of your employment with the Company and its Affiliates, or during the period following Retirement or Disability and prior to the Vesting Date, you breach any non-compete or confidentiality restrictions applicable to you (including the non-compete restriction in paragraph (c) below), or you participate in an activity that is deemed by the Company to be detrimental to the Company (including, without limitation, criminal activity), (i) you shall immediately forfeit this Award and any right to receive Shares that have not yet been issued pursuant to Section 4, and (ii) with respect to Shares that have been issued pursuant to this Award (or the cash value thereof paid) after the Vesting Date, either (A) you shall return such Shares to the Company, or (B) you shall pay to the Company in cash an amount equal to the Fair Market Value of such Shares as of the Vesting Date (or equal to the cash value previously paid).

(b)           Definition of “Cause”.   For purposes of this Section 6, “cause” shall have the meaning specified in your employment agreement with the Company or an Affiliate, or, in the case you  are not employed pursuant to an employment agreement or are party to an employment agreement that does not define the term, “cause” shall mean any of the following acts by you: (i) embezzlement or misappropriation of corporate funds, (ii) any acts resulting in a conviction for, or plea of guilty or nolo contendere to, a charge of commission of a felony, (iii) misconduct resulting in injury to the Company or any Affiliate, (iv) activities harmful to the reputation of the Company or any Affiliate, (v) a violation of Company or Affiliate operating guidelines or policies, (vi) willful refusal to perform, or substantial disregard of, the duties properly assigned to you, or (vi) a violation of any contractual, statutory or common law duty of loyalty to the Company or any Affiliate.

(c)           Competition After Retirement or Disability.  The Restricted Stock Units that would otherwise continue to vest after you  cease to be an Employee due to Retirement or Disability as provided in Section 5 shall continue to vest only if, prior to the Vesting Date, you  do not engage in any activities that compete with the business operations of the Company and its Affiliates, including, but not limited to, working in any capacity for another company engaged in the processing of agricultural commodities, the manufacturing of biodiesel, ethanol, or food and feed ingredients, or the operation of grain elevators and crop origination and transportation networks.  Prior to the issuance of Shares, you may be required to certify to the Company and provide such other evidence to the Company as the Company may reasonably require that you have not engaged in any activities that compete with the business operations of the Company and its Affiliates since you ceased to be an Employee due to Retirement or Disability.

(d)           Compensation Recovery Policy.  To the extent that this Award and any compensation associated therewith is considered “incentive-based compensation” within the meaning and subject to the requirements of Section 10D of the Exchange Act, this Award and any compensation associated therewith shall be subject to potential forfeiture or recovery by the Company in accordance with any compensation recovery policy adopted by the Board or the Committee in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s Shares are then listed.  This Agreement may be unilaterally amended by the Committee to comply with any such compensation recovery policy.

Section 7.                      Withholding of Taxes.  You shall be responsible for the payment of any withholding taxes upon the occurrence of any event in connection with the Award (for example, vesting or issuance of Shares in settlement of Restricted Stock Units) that the Company determines may result in any tax withholding obligation, including any social security obligation.  The delivery of Shares in settlement of Restricted Stock Units shall be conditioned upon the prior payment by you, or the establishment of arrangements satisfactory to the Company for the payment by you, of all such withholding tax obligations.  You hereby authorize the Company (or the Affiliate that employs you) to withhold from salary or other amounts owed to you any sums required to satisfy withholding tax obligations in connection with the Award.  If you wish to satisfy such withholding tax obligations by delivering Shares you already own or by having the Company retain a portion of the Shares that would otherwise be issued to you in settlement of the Restricted Stock Units, you must make such a request which shall be subject to approval by the Company.  If payment of withholding tax obligations, or satisfactory payment arrangements, are not made on a timely basis, the Company may instruct an authorized broker to sell such number of Shares subject to the Award as are equal in value to the tax withholding obligations prior to the issuance of any Shares to you.

Section 8.                      Securities Law Compliance.  No Shares shall be delivered upon the vesting of any Restricted Stock Units unless and until the Company and/or you shall have complied with all applicable federal, state or foreign registration, listing and/or qualification requirements and all other requirements of law or of any regulatory agencies having jurisdiction, unless the Committee has received evidence satisfactory to it that you may acquire such shares pursuant to an exemption from registration under the applicable securities laws.  Any determination in this connection by the Committee shall be final, binding, and conclusive.  The Company reserves the right to legend any Share certificate or book entry, conditioning sales of such Shares upon compliance with applicable federal and state securities laws and regulations.

Section 9.                      No Rights as Employee or Consultant.  Nothing in this Agreement or this Award shall confer upon you any right to continue as an Employee or consultant of the Company or any Affiliate, or to interfere in any way with the right of the Company or any Affiliate to terminate your service at any time.

Section 10.                      Adjustments.  If at any time while this Award is outstanding, the number of outstanding Shares is changed by reason of a reorganization, recapitalization, stock split or any of the other events described in Section 4.3 of the Plan, the number of Restricted Stock Units and the number and kind of securities that may be issued in respect of such Units shall be adjusted in accordance with the provisions of the Plan.

Section 11.                      Notices.  Any notice hereunder by you shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the Secretary of the Company at the Company’s office at 4666 Faries Parkway, Decatur, Illinois 62526, or at such other address as the Company may designate by notice to you.  Any notice hereunder by the Company shall be given to you in writing and such notice shall be deemed duly given only upon receipt thereof at such address as you may have on file with the Company.

Section 12.                      Construction.  The construction of the Notice and these Terms and Conditions is vested in the Committee, and the Committee’s construction shall be final and conclusive.  The Notice and these Terms and Conditions are subject to the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan.  If there is any conflict between the provisions of the Notice and these Terms and Conditions on the one hand and the Plan on the other hand, the provisions of the Plan will govern.

Section 13.                       Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Illinois, without giving effect to the choice of law principles thereof.

Section 14.                      Binding Effect.  This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

By indicating your acceptance of this Restricted Stock Unit Award, you agree to all the terms and conditions described above and contained in the Notice and in the Plan document.